Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of the 18th day of December, 2008 by and between Kindred Healthcare, Inc., a Delaware corporation (the “Company”) and Edward L. Kuntz (“Kuntz”).

WITNESSETH:

WHEREAS, Kuntz is serving as Executive Chairman of the Board and the Company desires to continue the services of Kuntz in that capacity; and

WHEREAS, the Executive Compensation Committee (the “Executive Compensation Committee”) of the Board of Directors (the “Board”) has determined that it is in the best interests of the Company and its subsidiaries to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Kuntz agree as follows:

1. Employment as Executive Chairman of the Board.

(a) Term. The Company or one of its subsidiaries hereby agrees to employ Kuntz and Kuntz hereby agrees to be employed as Executive Chairman of the Board of Directors (“Executive Chairman”) effective on the date hereof on the terms and conditions herein set forth. The term of this Agreement (the “Term”) shall be for a one-year period commencing on the date hereof (the “Effective Date”). The Term shall be automatically extended by one additional day for each day beyond the Effective Date that Kuntz remains employed by the Company until such time as the Board of Directors elects to cease such extension by giving written notice of such election to Kuntz. In such an event, the Agreement shall terminate on the first anniversary of the date of such election notice, unless a later date is specified.

(b) Duties. As Executive Chairman, Kuntz shall perform the following duties: (i) coordinate all Board matters and committee activities and act as the principal liaison between the Board and senior management; (ii) continue his responsibility for public lobbying and relationships with various healthcare related organizations; (iii) advise the chief executive officer and senior management on strategic initiatives including financing, acquisition and development activities; (iv) advise the chief executive officer and senior management concerning all compliance and regulatory matters; and (v) such other similar matters as reasonably requested by the Board.

(c) Extent of Services. Kuntz, subject to the direction and control of the Board, shall have the power and authority commensurate with his status as

Executive Chairman and necessary to perform his duties hereunder. During the Chairman Term, Kuntz shall devote approximately two days a week or 60 hours a month to the business of the Company. With notice to the Board, Kuntz may engage in any other business activities, whether or not such business activities are pursued for gain, profit or other pecuniary advantage provided such activities do not conflict with the Company’s objectives and operations.

(d) Compensation. As compensation for services rendered as Executive Chairman, Kuntz shall receive during the Chairman Term:

(i) A salary (“Chairman Salary”) of not less than his current base salary per year payable in equal installments in accordance with the Company’s normal payroll procedures. Kuntz may receive increases in his Chairman Salary from time to time, as approved by the Executive Compensation Committee.

(ii) Kuntz may be eligible to receive additional compensation as the Executive Compensation Committee may approve from time to time but is not intended that Kuntz will continue to participate in the Company’s standard bonus or long-term incentive plans. It is intended that any such additional compensation shall be structured, to the extent necessary, to comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”).

(e) Benefits. During the Term:

(i) Kuntz shall be entitled to participate in any and all welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for executives of the Company and its affiliates.

(ii) Kuntz may incur reasonable expenses for promoting the Company’s business, including expenses for entertainment, travel and similar items. The Company shall reimburse Kuntz for all such reasonable expenses in accordance with the Company’s reimbursement policies and procedures.

(iii) Kuntz will continue to vest in his existing stock options, restricted stock and accrued long-term incentive benefits.

(iv) The Company shall provide Kuntz with an office suite in Houston, Texas and an administrative assistant substantially comparable to his existing office suite and administrative assistant being furnished as of the date of this Agreement.

2. Termination of Employment.

(a) Death or Disability. Kuntz’s employment shall terminate automatically upon Kuntz’s death during the Term. If the Board determines in good faith that the Disability of Kuntz has occurred during the Term (pursuant to the definition of Disability set forth below) it may give to Kuntz written notice of its intention to terminate Kuntz’s employment. In such event, Kuntz’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Kuntz (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Kuntz shall not have returned to performance of Kuntz’s duties. For purposes of this Agreement, “Disability” shall mean Kuntz’s absence from his full-time duties hereunder for a period of 90 days due to disability as defined in the long-term disability plan provided to Kuntz by the Company.

(b) Cause. The Company may terminate Kuntz’s employment during the Term for Cause. For purposes of this Agreement, “Cause” shall mean Kuntz’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Kuntz of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving Kuntz and his attorney an opportunity to be heard by the Board and a reasonable opportunity of not less than 30 days to remedy or correct the purported breaching conduct. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Kuntz in good faith and in the best interests of the Company.

(c) Good Reason. Kuntz’s employment may be terminated by Kuntz for Good Reason. “Good Reason” shall exist upon the occurrence, without Kuntz’s express written consent, of any of the following events:

(i) The Company shall materially reduce the Chairman Salary;

(ii) The Company shall require Kuntz to relocate Kuntz’s principal business office more than 30 miles from its location on the date of this Agreement;

(iii) If Kuntz ceases to be Chairman of the Board, for any reason, including failing to be elected at any annual or special meeting of the shareholders of the Company (which shall be deemed a material adverse change in Kuntz’s duties and responsibilities); or

(iv) a material breach by the Company of Section 1(d)(ii), Section 1(e)(i) or Section 5(c) of this Agreement.

For purposes of this Agreement, “Good Reason” shall not exist until after Kuntz has given the Company notice of the applicable event within 10 days of the initial occurrence of such event and which is not remedied within 10 days after receipt of written notice from Kuntz specifically delineating such claimed event and setting forth Kuntz’s intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such 10-day period and the Company commences reasonable steps within such 10-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute “Good Reason” provided that such event is remedied within 30 days after receipt of such written notice.

(d) Retirement. Kuntz’s employment shall be terminated upon Retirement. For purposes of this Agreement, “Retirement” means an election by either Kuntz or the Company to terminate this Agreement upon Kuntz reaching age 65 or anytime thereafter.

(e) Notice of Termination. Any termination by the Company for Cause, by Kuntz for Good Reason or by either Kuntz or the Company upon Retirement, shall be communicated by Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Kuntz’s employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than 10 days after the giving of such notice). The failure by Kuntz or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Kuntz or the Company, respectively, hereunder or preclude Kuntz or the Company, respectively, from asserting such fact or circumstance in enforcing Kuntz’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if Kuntz’s employment is terminated by the Company for Cause, or by Kuntz for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if Kuntz’s employment is terminated by the Company other than for Cause, Disability or Retirement, or Kuntz resigns without Good Reason (and other than due to Retirement), the Date of Termination shall be the date on which the Company or Kuntz notified Kuntz or the Company, respectively, of such termination (iii) if Kuntz’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Kuntz or the Disability Effective Date, as the case may be and (iv) if Kuntz’s employment is terminated by either Kuntz or the Company upon Retirement, the date specified in the Notice of Termination.

3. Obligations of the Company Upon Termination. Following any termination of Kuntz’s employment hereunder, the Company shall pay Kuntz his accrued wages through the Date of Termination and any amounts owed to Kuntz pursuant to the terms and conditions of the benefit plans and programs of the Company at the time such payments are due. In addition, subject to Section 3(g) hereof, Kuntz shall be entitled to the following additional payments:

(a) Death or Disability. Kuntz shall not be entitled to any additional benefits by reason of his death or Disability during the Term.

(b) Good Reason; Other than for Cause. If, during the Term, the Company shall terminate Kuntz’s employment other than for Cause (but not for Disability or Retirement), or Kuntz shall terminate his employment for Good Reason:

(i) Within 14 days of Kuntz’s Date of Termination, the Company shall pay to Kuntz an amount equal to three times the Chairman Salary as of the Date of Termination.

(ii) For a period of three years following the Date of Termination (the “Benefit Continuation Period”), Kuntz shall be treated as if he had continued to be an executive for all purposes under the Company’s (or its subsidiary’s) health insurance plan and dental insurance plan; or if Kuntz is prohibited from participating in such plans, the Company shall otherwise provide such benefits. Kuntz shall be responsible for any employee contributions for such insurance coverage. Following the Benefit Continuation Period, Kuntz shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA (“COBRA Benefits”) by treating the end of this period as the applicable qualifying event (i.e., as a termination of employment) for purposes of ERISA Section 603(2)) and with the concurrent loss of coverage occurring on the same date, to the extent allowed by applicable law.

(iii) For the Benefit Continuation Period, the Company shall maintain in force, at its expense, Kuntz’s life insurance in effect under the Company’s (or its subsidiary’s) life insurance benefit plan as of the Date of Termination. Kuntz shall be responsible for any employee contributions for such insurance coverage. For purposes of clarification, the portion of the premiums in respect of such voluntary life insurance for which Kuntz and the Company are responsible, respectively, shall be the same as the portion for which the Company and Kuntz are responsible, respectively, immediately prior to the Date of Termination.

(iv) For the Benefit Continuation Period, the Company (or its subsidiary) shall provide short-term and long-term disability insurance benefits to Kuntz equivalent to the coverage that Kuntz would have had if he had remained employed under the disability insurance plans applicable to Kuntz on the Date of Termination. Kuntz shall be responsible for any employee contributions for such insurance coverage. Should Kuntz become disabled during such period, Kuntz shall be entitled to receive such benefits, and for such duration, as the applicable plan provides. For purposes of clarification, the portion of the premiums in respect of such short-term and long-term disability benefits for which Kuntz and the Company are responsible, respectively, shall be the same as the portion for which Kuntz and the Company are responsible, respectively, immediately prior to the Date of Termination.

(v) Within fifteen (15) days after the Date of Termination, the Company shall pay to Executive a cash payment in an amount, if any, necessary to compensate Executive for the Executive’s unvested interests under the Company’s (or its subsidiary’s) retirement savings plan which are forfeited by Executive in connection with the termination of Executive’s employment.

(vi) The Company (or its subsidiary) shall adopt such amendments to its benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

(vii) Any outstanding unvested stock options, stock performance units, restricted stock award or similar equity awards held by Kuntz on the Date of Termination that would have vested in accordance with their original terms had Kuntz remained an active employee of the Company for the duration of the Benefit Continuation Period shall immediately vest as of the Date of Termination and all other stock options, stock performance units or other equity awards held by Kuntz shall be immediately cancelled and forfeited as of the Date of Termination. In addition, Kuntz shall have the right to continue to exercise any vested stock options (after giving effect to the immediately foregoing sentence) held by Kuntz during the Benefit Continuation Period; provided that in no event shall Kuntz be entitled to exercise any such option beyond the original expiration date of such option.

(viii) Following Kuntz’s Date of Termination, Kuntz shall receive the computer which Kuntz is utilizing as of the Date of Termination. In addition, Kuntz shall be entitled to the furniture in Kuntz’s office suite as of the Date of Termination. In addition, until the end of the second taxable year following the year in which the Date of Termination occurs, the Company shall provide Kuntz with an office suite and administrative assistant, each substantially comparable to the office suite and administrative assistant that were furnished to Kuntz as of the Date of Termination.

(c) Cause; Other than for Good Reason. If Kuntz’s employment shall be terminated for Cause or Kuntz terminates employment without Good Reason (and other than due to Kuntz’s death or Retirement) during the Term, this Agreement shall terminate without further additional obligations to Kuntz under this Agreement.

(d) Retirement. If either Kuntz or the Company shall terminate this Agreement upon Retirement, Kuntz shall be entitled to the following:

(i) For the Benefit Continuation Period, Kuntz shall be treated as if he had continued to be an executive for all purposes under the Company’s (or its subsidiary’s) health insurance plan and dental insurance plan; or if Kuntz is prohibited from participating in such plans, the Company shall otherwise provide such benefits. Kuntz shall be responsible for any employee contributions for such insurance coverage.

(ii) All outstanding unvested stock options, stock performance units and restricted stock awards held by Kuntz as of the Date of Termination shall immediately vest in full and Kuntz will have an additional one year in which to exercise such stock options; provided that in no event shall Kuntz be entitled to exercise any such option beyond the original expiration date of such option.

(iii) Following Kuntz’s Date of Termination, Kuntz shall receive the computer which Kuntz is utilizing as of the Date of Termination. In addition, Kuntz shall be entitled to the furniture in Kuntz’s office suite as of the Date of Termination. In addition, until the end of the second taxable year following the year in which the Date of Termination occurs, the Company shall provide Kuntz with an office suite and administrative assistant, each substantially comparable to the office suite and administrative assistant that were furnished to Kuntz as of the Date of Termination.

(e) Death after Termination. In the event of the death of Kuntz during the period Kuntz is receiving payments pursuant to this Agreement, Kuntz’s designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Kuntz’s estate.

(f) In-Kind Benefits. Notwithstanding anything in this Agreement to the contrary, in no event shall the provision of in-kind benefits pursuant to this Section 3 during any taxable year of Kuntz affect the provision of in-kind benefits pursuant to this Section 3 in any other taxable year of Kuntz.

(g) General Release and Waiver. Notwithstanding anything herein to the contrary, the amounts payable pursuant to this Section 3 are subject to the condition that Kuntz has delivered to the Company an executed copy of an irrevocable general release of claims in a form satisfactory to the Company within the 60 day period immediately following Kuntz’s separation from service (the “Release Period”). Any payment that otherwise would be made prior to Kuntz’s delivery of such executed release pursuant to this Section 3 shall be paid on the first business day following the conclusion of the Release Period; provided that in-kind benefits provided pursuant to subsections (b)(ii), (iii) and (iv) and (d)(i) of this Section 3 shall continue in effect after separation from service pending the execution and delivery of such release for a period not to exceed 60 days; provided further that if such release is not executed and delivered within such 60-day period, Kuntz shall reimburse the Company for the full cost of coverage during such period.

(h) Six Month Delay for Specified Employees. Notwithstanding anything herein to the contrary, if at the time of Kuntz’s separation from service Kuntz is a “specified employee” as defined in Section 409A of the Code and the deferral of the payment payable pursuant to this Section 3(b)(h) is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payment to which Kuntz would otherwise be entitled during the first six months following his separation from service shall be deferred and accumulated (without any reduction in such payment ultimately paid to Kuntz) for a period of six months from the date of separation from service and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of Kuntz’s death), together with interest during such period at a rate computed by adding 2.00% to the Prime Rate as published in the Money Rates section of the Wall Street Journal, or other equivalent publication if the Wall Street Journal no longer publishes such information, on the first publication date of the Wall Street Journal or equivalent publication after the date of Kuntz’s separation from service (provided that if more than one such Prime Rate is published on any given day, the highest of such published rates shall be used).

4. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all reasonable attorneys’ and accountants’ fees of Kuntz in connection therewith, including any litigation to enforce any arbitration award.

5. Successors.

(a) This Agreement is personal to Kuntz and without the prior written consent of the Company shall not be assignable by Kuntz otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Kuntz’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Kuntz’s services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

6. Other Severance Benefits. Kuntz hereby agrees that in consideration for the payments to be received under this Agreement, Kuntz waives any and all rights to any payments or benefits under any plans, programs, contracts or arrangements of the Company or their respective affiliates that provide for severance payments or benefits upon a termination of employment, other than the Change in Control Severance Agreement between the Company and Kuntz (the “Severance Agreement”); provided that any payments payable to Kuntz hereunder shall be offset by any payments payable under the Severance Agreement.

7. Withholding. All payments to be made to Kuntz hereunder will be subject to all applicable required withholding of taxes.

8. Non-solicitation. During the Term and for a period of one year thereafter (collectively, the “Non-solicitation Period”), Kuntz shall not directly or indirectly, individually or on behalf of any person other than the Company, aid or endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliates in order to accept employment with Kuntz or any other person, corporation, limited liability company, partnership, sole proprietorship or other entity. If the restrictions set forth in this section would otherwise be determined to be invalid or unenforceable by a court of competent jurisdiction, the parties intend and agree that such court shall exercise its discretion in reforming the provisions of this Agreement to the end that Kuntz will be subject to a non-solicitation covenant which is reasonable under the circumstances and enforceable by the Company. It is agreed that no adequate remedy at law exists for the parties for violation of this section and that this section may be enforced by any equitable remedy, including specific performance and injunction, without limiting the right of the Company to proceed at law to obtain such relief as may be available to it. The running of the Non-solicitation Period shall be tolled for any period of time during which Kuntz is in violation of any covenant contained herein, for any reason whatsoever.

9. No Mitigation. Kuntz shall have no duty to mitigate his damages by seeking other employment and, should Kuntz actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such compensation. Further, the Company’s obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company may have against Kuntz or others.

10. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

If to Kuntz:

Edward L. Kuntz

680 South Fourth Street

Louisville, KY 40202

Facsimile: 502-596-4141

If to Company:

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: General Counsel

Facsimile: 502-596-4075

11. Assignment to Subsidiary. The Company may assign its obligations under this Agreement to one or more of its subsidiaries but such assignment will not relieve the Company of its obligations and liabilities hereunder.

12. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

13. Entire Agreement; Amendment. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements (including the Employment Agreement dated February 22, 2007 between the Company and Kuntz), promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Kuntz and such officer of the Company specifically designated by the Board.

14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

15. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. Section 409A. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Kuntz to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to Kuntz of the applicable provision; provided that nothing herein shall require the Company to provide Kuntz with any gross-up for any tax, interest or penalty incurred by Kuntz under Section 409A of the Code. Furthermore, notwithstanding anything herein to the contrary, no payment or benefit payable under this Agreement shall be required to be paid or provided in calendar year 2008 if the payment of such payment or benefit would constitute an impermissible acceleration under Section 409A of the Code and the transition guidance thereunder and such payment shall instead be paid on January 1, 2009, without interest.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KINDRED HEALTHCARE, INC.

By:	/s/ Paul J. Diaz
Paul J. Diaz,
President and Chief Executive Officer

/s/ EDWARD L. KUNTZ
EDWARD L. KUNTZ